As filed with the Securities and Exchange Commission on December 15, 2004

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CONCUR TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	91-1608052
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

6222 185th Avenue NE

Redmond, Washington 98052

(Address of Principal Executive Offices, including Zip Code)

1998 Equity Incentive Plan

1998 Employee Stock Purchase Plan

1998 Directors Stock Option Plan

(Full Title of the Plans)

S. Steven Singh

President and Chief Executive Officer

Concur Technologies, Inc.

6222 185th Avenue NE

Redmond, Washington 98052

(425) 702-8808

(Name, Address and Telephone Number of Agent For Service)

Copies to:

Horace L. Nash, Esq.

Fenwick & West LLP

Two Palo Alto Square

Palo Alto, California 94306

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock Par value $0.001 per share And Associated Preferred Stock Purchase Rights	1,570,000 (1)	$9.02 (2)	$14,161,400.00	$1,666.80

(1)	Represents additional shares automatically reserved on January 1, 2004 for issuance under the Registrant’s 1998 Employee Stock Purchase Plan and additional shares reserved on March 10, 2004 for issuance upon exercise of options granted under each of the Registrant’s 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan. Shares issuable upon exercise of the options granted under the Registrant’s 1998 Employee Stock Purchase Plan, 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan were previously covered by registration statements on Form S-8 filed with the Securities and Exchange Commission on January 12, 1999 (Registration No. 333-70455), February 28, 2000 (Registration No. 333-31190), August 29, 2001 (Registration No. 333-68590), June 25, 2002 (Registration No. 333-91146) and, for shares issuable under the Registrant’s 1998 Employee Stock Purchase Plan only, December 23, 2003 (333-111523).

(2)	Estimated pursuant to Rule 457(c) solely for the purposes of calculating the registration fee. The proposed maximum offering price per share is based upon the average of the high and low prices for a share reported on the NASDAQ National Market on December 8, 2004.

REGISTRATION OF ADDITIONAL SHARES

PURSUANT TO GENERAL INSTRUCTION E

This registration statement on Form S-8 covers: (i) 320,000 additional shares of common stock automatically reserved on January 1, 2004 for issuance upon exercise of stock options granted under the Registrant’s 1998 Employee Stock Purchase Plan, pursuant to the terms of such plan; and (ii) an aggregate of 1,250,000 additional shares of common stock reserved on March 10, 2004 for issuance upon exercise of stock options granted under the Registrant’s 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan, pursuant to the terms of each such plan. This registration statement on Form S-8 hereby incorporates by reference the contents of the Registrant’s registration statements on Form S-8 filed with the Securities and Exchange Commission on January 12, 1999 (Registration No. 333-70455), February 28, 2000 (Registration No. 333-31190), August 29, 2001 (Registration No. 333-68590), June 25, 2002 (Registration No. 333-91146) and December 23, 2003 (333-111523).

Amendments to the 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan were approved by the Registrant’s stockholders at its 2004 Annual Meeting of Stockholders on March 10, 2004 to increase the number of shares reserved for issuance under the 1998 Equity Incentive Plan and 1998 Directors Stock Option Plan by an aggregate 1,250,000 shares of common stock.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Redmond, state of Washington, on this 15th day of December, 2004.

CONCUR TECHNOLOGIES, INC.

By:	/s/ S. Steven Singh
S. Steven Singh
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints S. Steven Singh and Kyle R. Sugamele, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ S. Steven Singh S. Steven Singh	President, Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	December 15, 2004

/s/ John F. Adair John F. Adair	Chief Financial Officer (Principal Financial and Accounting Officer)	December 15, 2004

/s/ Michael W. Hilton Michael W. Hilton	Director	December 15, 2004

/s/ Norman A. Fogelsong Norman A. Fogelsong	Director	December 15, 2004

/s/ Michael J. Levinthal Michael J. Levinthal	Director	December 15, 2004

/s/ Robert Finzi Robert Finzi	Director	December 15, 2004

/s/ William W. Canfield William W. Canfield	Director	December 15, 2004

Exhibit Index

Exhibit Number	Exhibit Description

5.01	Opinion of Fenwick & West LLP as to legality of securities being registered.

23.01	Consent of Fenwick & West LLP (included in Exhibit 5.01).

23.02	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm.

23.03	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm.

24.01	Power of Attorney (see page 2 of this registration statement).